Exhibit 3.9
                                                        State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                    Filed 09:00 AM 06/12/1997
                                                        971193134-2122686

                                 CERTIFICATE

                      FOR RENEWAL AND REVIVAL OF CHARTER

                                      OF

                            COMPUTONE CORPORATION

          Computone Corporation (the "Company"), a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1.   The name of the Company is Computone Corporation.

     2. The Company's registered office in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware, 19805, and the name and address of its registered agent is The Corporation Trust Company.

     3. The date on which the original Certificate of Incorporation of the Company was filed in Delaware was April 6, 1987.

     4. The date on which restoration, renewal, and revival of the charter of the Company is to commence is the 29th day of February, 1996, which date is prior to the date of the expiration of the charter, and the renewal and revival of the charter of the Company is to be perpetual.

     5. The Company was duly organized and carried on the business authorized by its charter until the 1st day of March, A.D. 1996, at which time its charter became inoperative and void for non-payment of taxes; and this certificate for renewal and revival is filed by authority of the duly elected directors of the Company in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Thomas J. Anderson, the last and acting President, and Frederick W. Dreher, the last and acting Secretary of Computone Corporation, have hereunto set their hands to this certificate this 12th day of June, 1997.


                         ____________________________
                         Thomas J. Anderson
                         Last and Acting President

Attest:


___________________________
Frederick W. Dreher
Last and Acting Secretary